TBPE REGISTERED ENGINEERING FIRM F-1580                        FAX (713) 651-0849
1100 LOUISIANA STREET SUITE 4600            HOUSTON, TEXAS 77002-5294    TELEPHONE (713) 651-9191

EXHIBIT 23.3

CONSENT OF INDEPENDENT ENGINEERS

As independent engineering consultants, Ryder Scott Company, L.P. hereby consents to the use of our report entitled “Southwest Royalties, Inc. and Clayton Williams Energy, Inc., Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests, SEC Parameters, as of December 31, 2014” dated January 22, 2015 and data extracted therefrom (and all references to our Firm) included in or made a part of this Form 10‑K Annual Report to be filed on or about February 27, 2015 and to the incorporation by reference of this Form 10‑K Annual Report (including the use of our report and references to our Firm herein) into that certain Registration Statement on Form S-3 filed by Clayton Williams Energy, Inc. with the Securities and Exchange Commission, file number 333-116825, Form S-4 numbers 333-193567 and 333-178470, and those certain Registration Statements on Form S-8 filed by Clayton Williams Energy, Inc. with the Securities and Exchange Commission, file numbers 33‑68320, 33‑68316, 33‑69688, and 33‑92834 covering the Bonus Incentive Plan of Clayton Williams Energy, Inc., Outside Directors Stock Option Plan of Clayton Williams Energy, Inc., Clayton Williams Energy, Inc. 401(k) Plan & Trust, and the Executive Incentive Stock Compensation Plan of Clayton Williams Energy, Inc., respectively.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, LP
TBPE Firm Registration No. F-1580

Houston, Texas
February 27, 2015

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